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EXHIBIT 21

                        LIST OF SUBSIDIARIES OF THE REGISTRANT

Perkins Restaurants, Inc.
TRC Realty Co.
Perkins Management Company, Inc.
Perkins Family Restaurants, L.P.
Perkins Finance Corp.
J.A. Joint Venture LLC (50%)